Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2014 RESULTS

Growth in Loans, Core Deposits and Record Core Net Income

(Bridgehampton, NY – April 28, 2014)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced its results for the first quarter of 2014 and reported core net income and core earnings per share of $4.0 million and $.35 per share. Core net income excludes $3.6 million or $0.31 per share of charges, net of tax, associated with the February 2014 acquisition of FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”), branch restructuring costs and net losses on sales of securities.  Net income and earnings per share inclusive of these charges was $0.4 million and $.04 per share, respectively.  Highlights of the Company’s financial results for the quarter include:

•                 Record core net income of $4.0 million and $.35 per share for the quarter, a 39% increase in core net income over March 2013.

•                 Core returns on average assets and equity for 2014 were .83% and 9.32%, respectively.

•                 Net interest income increased $3.6 million to $15.5 million for March 2014, with a net interest margin of 3.46%.

•                 Total assets of $2.1 billion at March 2014, 34% higher than 2013.

•                 Loan growth of $274 million or 32%, compared to March 2013.

•                 Deposits of $1.67 billion, a 22% increase compared to the first quarter of 2013.

•                 Continued solid asset quality metrics and reserve coverage.

•                 Tier 1 Capital increased by $44.6 million, or 33% higher than March 2013.

•                 Declared a dividend of $.23 during the quarter.

“The first quarter of 2014 featured several noteworthy accomplishments for the Company. We completed the acquisition of FNBNY and converted their core systems in mid February 2014. This adds three branches in new markets: Melville, in Suffolk County and Massapequa and Merrick, our first two branches in Nassau County, along with a loan production office in Manhattan.  Our 26 branch locations, along with two loan production offices, combined with our expanded network of nearly 600 surcharge-free ATMs in select Rite Aid pharmacies across Long Island, New York City, and throughout New York State, offer our customers more convenient access to our community banking services,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

“In addition to the FNBNY acquisition, we experienced strong organic growth in loans and deposits during the quarter.  This growth contributed to record core net interest income and core net income.  Our strong, well-capitalized balance sheet, funded by core branch deposits, positions us to successfully fulfill our mission to be the community bank of choice for the communities we serve,” added Mr. O’Connor.

Net Earnings and Returns

Net income for the quarter ended March 2014 was $0.4 million or $0.04 per share, while core net income was $4.0 million or $.35 per share, a 39% increase in core net income compared to $2.9 million or $.32 per share, for the same period in 2013. Core net income excludes (i) $2.9 million of costs, net of tax, related to the FNBNY acquisition, and branch restructuring charges associated with the relocation of the Mattituck branch to a superior location; and (ii) $0.7 million of losses, net of tax, on the sales of securities resulting from repositioning of the securities portfolio to mitigate interest rate risk.  Additionally, first quarter 2014 earnings per share reflect the additional 1.9 million shares issued with the $37.5 million common stock offering in October 2013.  Core returns on average assets and equity for 2014 were .83% and 9.32%, respectively, compared to .74% and 9.92%, respectively for 2013.

“During the first quarter, we worked diligently to quickly assimilate the employees and operations of FNBNY in order to diminish disruption to the Company’s operations and minimize future integration costs. As such, we recorded acquisition related costs associated with transitional employees’ salaries and benefits, employee severance and separation costs, contract terminations, professional fees, as well as costs associated with closing the former FNBNY Melville headquarters.  We believe most of the acquisition related costs have been recognized as of quarter end as a result of these efforts,” noted Mr. O’Connor.

Net interest income grew in the first quarter of 2014, as average earning assets increased by 23% or $343.0 million, and the net interest margin increased to 3.46% from 3.29% in March 2013. These developments reflect the positive impacts of increased loan demand and higher deposit balances, including the acquired loans and deposits of FNBNY for a portion of the first quarter. The net interest margin’s improvement reflects higher yields on earning assets, primarily securities, and a reduced cost of funds associated with lower deposit costs.

The provision for loan losses was $0.7 million for the quarter, $0.2 million higher than March 2013, while net charge-offs were $0.3 million for the first quarter of 2014.  Total non-interest income decreased $1.3 million, due primarily to $1.1 million in net securities losses in 2014, compared to $0.3 million in net securities gains in 2013. Non-interest expense increased $6.1 million for the quarter compared to March 2013, reflecting $4.4 million in acquisition related and branch restructuring costs, along with investments in new branches, enhancements to technology and additional staffing.

Balance Sheet and Asset Quality

Total assets were $2.1 billion at March 31, 2014, $536 million or 34% higher than March 2013 and average assets increased $379 million or 24%. Contributing to the growth was the impact of the FNBNY acquisition adding total assets on a fair value basis of $210 million, with loans of $87 million and deposits of $170 million.  Additionally, the Company issued approximately 240,600 of its common shares with an aggregate value of $6.1 million and recorded goodwill of $8.7 million.

Total asset growth, excluding the impact of the FNBNY transaction, was solid at $326 million or 21% over March 2013, including growth of $187 million or 22% in loans.  Earning asset growth continues to be funded principally by deposits, which increased $301 million or 22% to $1.67 billion at March 2014. The increase in deposits at quarter end, exclusive of FNBNY deposits, reflects organic growth of $130.7 million or 10% compared to March 2013. Demand deposits totaled $520.0 million at March 2014, $109.4 million or 27% higher than March 2013.

Asset quality measures remained strong as non-performing assets decreased $2.3 million from $6.1 million at December 2013 to $3.8 million at March 31, 2014, reflecting the sale of OREO, without any gain or loss.  Non-performing loans at March 31, 2014 were unchanged at $3.8 million or 0.33% of total loans, compared to 0.38% at December 2013.  Loans 30 to 89 days past due increased $1.1 million to $2.6 million due to the addition of $1.6 million of FNBNY acquired loans.

The $87 million of acquired FNBNY loans are recorded at their fair value, as required, effectively netting estimated future losses against the loan balances. Accordingly, the allowance for loan losses to total loans ratio is calculated on BNB loans originated and excludes the FNBNY acquired loans. The allowance for loan losses increased $0.4 million to $16.4 million from $16.0 million as of December 2013. The allowance as a percentage of BNB originated loans was 1.56% at March 2014, compared to 1.58% at December 2013, and 1.73% at March 2013; these declines reflect an improving economy, increasing collateral values, and stable asset quality trends.

Stockholders’ equity grew $7.4 million to $166.9 million at March 2014, compared to $159.5 million at December 2013.  The growth reflects earnings, as well as the capital raised in connection with Dividend Reinvestment Plan, an increase in the fair value of available for sale investment securities partially offset by shareholders’ dividends. Overall, Tier 1 Capital increased to $180.8 million, 33% higher than the March 2013 level.  The Company’s capital ratios continue to exceed all regulatory minimums, and the Bank remains classified as “well capitalized”.

Challenges and Opportunities

“The regulatory, economic, and interest rate environments continue to be our principal challenges. Regulations stemming from the Dodd-Frank Act and Basel III continue to be issued requiring higher capital levels, stress testing, more robust risk management systems, and additional compliance resources. The national economy, while improving, is still fragile, requiring the Federal Reserve to maintain the current historically low interest rate environment. Managing interest rate risk in this rate environment requires active balance sheet management as reflected by our repositioning of the securities portfolio during the quarter.  Locally, the Long Island economy appears healthier with real estate values and increased activity, particularly on the East End, demonstrating significant improvement compared to prior years,” noted Mr. O’Connor.

“Although this banking environment is challenging, opportunities are present for strong, vibrant community banks who focus on the customer and their banking needs. We are well-positioned to benefit from these opportunities as we continue to strengthen our organization, build our franchise and deliver long term results for our shareholders,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (BNB).  Established in 1910, BNB, with assets of approximately $2.1 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 26 retail branch locations. Through this branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation.

BNB continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and FNBNY, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, difficulties related to the integration of the businesses following the FNBNY merger, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS
Cash and Due from Banks	$36,407	$39,997	$18,404
Interest Earning Deposits with Banks	7,764	5,576	7,007
Total Cash and Cash Equivalents	44,171	45,573	25,411

Securities Available for Sale, at Fair Value	626,732	575,179	455,464
Securities Held to Maturity	216,043	201,328	196,314
Total Securities	842,775	776,507	651,778

Securities, Restricted	10,489	7,034	3,037

Loans Held for Investment	1,135,730	1,013,263	862,096
Less: Allowance for Loan Losses	(16,369)	(16,001)	(14,924)
Loans, net	1,119,361	997,262	847,172
Premises and Equipment, net	30,198	27,983	27,154
Goodwill and Other Intangible Assets	12,759	2,224	2,267
Accrued Interest Receivable and Other Assets	53,175	40,163	19,818
Total Assets	$2,112,928	$1,896,746	$1,576,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$519,962	$582,938	$410,601
Savings, NOW and Money Market Deposits	987,484	855,246	804,423
Certificates of Deposit of $100,000 or more	101,337	64,445	120,801
Other Time Deposits	66,103	36,450	38,376
Total Deposits	1,674,886	1,539,079	1,374,201
Federal Funds Purchased and Repurchase Agreements	77,562	75,370	41,821
Federal Home Loan Bank Advances	152,217	98,000	15,000
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	25,406	8,835	8,199
Total Liabilities	1,946,073	1,737,286	1,455,223
Total Stockholders’ Equity	166,855	159,460	121,414
Total Liabilities and Stockholders’ Equity	$2,112,928	$1,896,746	$1,576,637

Selected Financial Data:

Tangible Book Value Per Share	$13.26	$13.90	$13.28

Capital Ratios:
Total Capital (to risk weighted assets)	14.0%	16.3%	14.0%
Tier 1 Capital (to risk weighted assets)	12.8%	15.1%	12.8%
Tier 1 Capital (to average assets)	9.3%	10.3%	8.6%

Asset Quality:
Loans 30-89 days past due	$2,647	$1,549	$1,425
Acquired loans 90 days past due and accruing (1)	$1,598	$1	$513

Non-performing loans	$3,796	$3,821	$3,207
Real estate owned	—	2,242	250
Non-performing assets	$3,796	$6,063	$3,457

Non-performing loans/Total loans	0.33%	0.38%	0.37%
Non-performing assets/Total assets	0.18%	0.32%	0.22%
Allowance/Non-performing loans	431.22%	418.76%	465.36%
Allowance/Total loans	1.44%	1.58%	1.73%
Allowance/Originated loans	1.56%	1.58%	1.73%

(1) Represents acquired credit impaired loans recorded at fair value and considered perfroming loans based on management’s cash flow expectations.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2014	2013

Interest Income	$17,358	$13,731
Interest Expense	1,822	1,803
Net Interest Income	15,536	11,928
Provision for Loan Losses	700	550
Net Interest Income after Provision for Loan Losses	14,836	11,378
Other Non Interest Income	1,592	1,480
Title Fee Income	322	286
Net Securities (Losses) Gains	(1,112)	338
Total Non Interest Income	802	2,104
Salaries and Benefits	6,206	5,394
Acquisition Costs and Branch Restructuring	4,434	—
Amortization of Core Deposit Intangible	58	16
Other Non Interest Expense	4,315	3,498
Total Non Interest Expense	15,013	8,908
Income Before Income Taxes	625	4,574
Provision for Income Taxes	219	1,461
Net Income	$406	$3,113
Basic Earnings Per Share	$0.04	$0.35
Diluted Earnings Per Share	$0.04	$0.35
Weighted Average Common Shares	11,482	8,954

Selected Financial Data:

Core Return on Average Total Assets	0.83%	0.74%
Core Return on Average Stockholders’ Equity	9.32%	9.92%
Net Interest Margin	3.46%	3.29%
Core Efficiency	59.27%	63.43%
Core Operating Expense as a % of Average Assets	2.19%	2.28%

Reconciliation of GAAP and core net income and earnings per share for the three months ended March 31, 2014 and 2013:

	Three months ended
	March 31,
	2014		2013

Net Income Reported/Diluted Earnings Per Share - (GAAP)	$406	$0.04	$3,113	$0.35
Adjustments:
Acquisition Costs and Branch Restucturing, Net of Tax	2,882	0.25	—	—
Net Securities Losses (Gains), Net of Tax	723	0.06	(230)	(0.03)
Net Income/Diluted Earnings Per Share - Core	$4,011	$0.35	$2,883	$0.32

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income minus acquisition costs for the FNBNY merger, and branch restructuring costs, and net securities losses/gains) and GAAP earnings per share and core earnings per share.  The Company’s management believes that the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three Months ended March 31,
	2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,064,457	$13,316	5.07%	$810,358	$10,668	5.34%
Securities	778,847	4,335	2.26	693,315	3,383	1.98
Deposits with banks	11,634	8	0.28	8,271	5	0.25
Total interest earning assets	1,854,938	17,659	3.86	1,511,944	14,056	3.77
Non interest earning assets:
Other assets	106,530			70,189
Total assets	$1,961,468			$1,582,133

Interest bearing liabilities:
Deposits	$1,080,112	$1,107	0.42%	$933,389	$1,298	0.56%
Federal funds purchased and repurchase agreements	63,593	129	0.82	57,455	124	0.88
Federal Home Loan Bank advances	83,624	245	1.19	15,000	40	1.08
Junior Subordinated Debentures	16,002	341	8.64	16,002	341	8.64
Total interest bearing liabilities	1,243,331	1,822	0.59	1,021,846	1,803	0.72
Non-interest bearing liabilities:
Demand deposits	533,595			436,027
Other liabilities	9,922			6,393
Total liabilities	1,786,848			1,464,266
Stockholders’ equity	174,620			117,867
Total liabilities and stockholders’ equity	$1,961,468			$1,582,133

Net interest income/interest rate spread		15,837	3.27%		12,253	3.05%

Net interest earning assets/net interest margin	$611,607		3.46%	$490,098		3.29%

Less: Tax equivalent adjustment		(301)			(325)

Net interest income		$15,536			$11,928